EXHIBIT 4
                            CORINTHIAN COLLEGES, INC.
                             EXECUTIVE DEFERRAL PLAN


1.   PURPOSE OF PLAN

     The purpose of this Plan is to promote the success of the Company by providing a select group of management and highly compensated employees an opportunity to defer the payment of bonuses and certain stock unit awards as an additional means to attract, motivate and retain such employees and to further align the interests of participants with those of the Company's stockholders generally. Only Eligible Employees (as defined herein) may participate in this Plan.

2.   DEFINITIONS

     Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

     "Award Agreement" shall mean any writing setting forth the terms of Stock Units credited under Section 4.2 of this Plan that has been authorized by the Administrator.

     "Beneficiary" or "Beneficiaries" as to a Participant shall mean the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust). In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within ninety
(90) days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Participant's death), then the Participant's Beneficiary shall be deemed to be the person or persons who can verify by court order that they are legally entitled to receive the benefits specified hereunder. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its reasonable discretion, to cause the Participating Affiliate that employs the Participant to withhold such payments until this matter is resolved to the Committee's reasonable satisfaction. The payment of benefits under this Plan to a Beneficiary shall fully and completely discharge all Participating Affiliates and the Committee from all further obligations under this Plan with respect to the Participant.

      "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

      "Cash Bonus" shall mean the amount of incentive compensation (in addition to base salary) payable to a Participant by a Participating Affiliate with respect to a particular Plan Year that, but for any deferral election made by such Participant under this Plan, would have been payable in cash to such Participant, as determined by the Committee; provided, however, that the maximum amount of Cash Bonus that may be taken into account for purposes of a Participant's deferral election under this Plan for any Plan Year is 100 percent of the amount of the Participant's Target Bonus for such Plan Year.

       "Change in Control Event" shall mean any of the following:

       (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act
            (a "Person")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either
            (1) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company,
            (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (c)(1), (2) and (3) below;

       (b) Individuals who, as of the date this Plan is adopted by the Board (the "Adoption Date"), constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director of the Company subsequent to the Adoption Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-fourths of the directors of the Company then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

       (c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets directly or through one or more subsidiaries (a "Parent")) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

       (d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "Committee" shall mean the Compensation Committee of the Board, which shall administer the Plan in accordance with Section 8 of this Plan.

       "Common Stock" shall mean the common stock of the Company, par value $0.0001 per share, subject to adjustment pursuant to Section 6 of this Plan.

       "Company" shall mean Corinthian Colleges, Inc., and any successor corporation.

       "Company Contribution Account" shall mean the bookkeeping account maintained by the Company on behalf of each Participant that is credited with Stock Units in accordance with Section 5.1.2 and Dividend Equivalents thereon in accordance with Section 5.2.

       "Crediting Date" with respect to a Participant shall mean the date on which the Board or the Committee (or other person acting within his or her delegated authority), as applicable, approves the amount of the annual bonus payable to such Participant with respect to a particular fiscal year. With respect to any Participant whose bonus payments are made on a basis more frequent than annually, such Participant's Crediting Date for a fiscal year shall be the date on which the Board or the Committee (or its delegate) approves the amount of the annual bonus payment to such Participant with respect to such fiscal year. In the event that any such Participant is not entitled to an annual bonus payment with respect to such fiscal year, such Participant's Crediting Date shall be the date on which the Board or the Committee (or its delegate) determines that such Participant is not entitled to such annual bonus payment or, if no such determination is made, the date on which the Board or the Committee (or its delegate) considers officer-level annual bonuses generally with respect to such fiscal year.

       "Deferral Account" shall mean the bookkeeping account maintained by the Company on behalf of each Participant that elects to defer his or her Cash Bonus under this Plan and is credited with Stock Units in accordance with Section
5.1.1 and Dividend Equivalents thereon in accordance with Section 5.2.

       "Dividend Equivalent" shall mean the amount of cash dividends or other cash distributions paid by the Company on that number of shares of Common Stock equal to the number of Stock Units credited to a Participant's Stock Unit Account as of the applicable record date for the dividend or other distribution, which amount shall be credited in the form of additional Stock Units to the Participant's Stock Unit Account, as provided in Section 5.2.

       "Eligible Employee" shall mean any officer or salaried key employee of a Participating Affiliate.

       "Employer" means the Participating Affiliate that employed the Participant with respect to deferred Cash Bonus at the time the Participant deferred such Cash Bonus.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

       "Fair Market Value" on any date means (a) if the stock is listed or admitted to trade on a national securities exchange, the closing price of the stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which the stock is so listed or admitted to trade, on such date, or, if there is no trading of the stock on such date, then the closing price of the stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares; (b) if the stock is not listed or admitted to trade on a national securities exchange, the last/closing price for the stock on such date, as furnished by the National Association of Securities Dealers, Inc. ("NASD") through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information; (c) if the stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for the stock on such date, as furnished by the NASD or a similar organization; or (d) if the stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the value as reasonably established by the Committee at such time for purposes of this Plan. Any determination as to fair market value made pursuant to this Plan shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse, and shall be conclusive and binding on all persons. The Committee may, however, provide that the Fair Market Value shall equal the last closing price of a share of Common Stock as reported on the composite tape for securities listed on a national securities exchange or as furnished by the NASD and available on the date in question or the average of the high and low prices of a share of Common Stock as reported on the composite tape for securities listed on a national securities exchange or as furnished by the NASD for the date in question or the most recent trading day.

       "Participant" shall mean any Eligible Employee who is selected for participation in the Plan and who elects to defer Cash Bonus in accordance with
Section 4.1 and/or receives a credit of Stock Units from the Company pursuant to
Section 4.2.

       "Participating Affiliate" shall mean the Company or a Subsidiary that elects to adopt this Plan for the benefit of its employees. "Participating Affiliates" means, collectively, the Company and such Subsidiaries that have elected to adopt this Plan.

       "Payment Period" shall mean the period between October 1 and November 30, inclusive, of a Plan Year.

       "Plan" shall mean this Corinthian Colleges, Inc. Executive Deferral Plan as set forth herein and as amended from time to time.

       "Plan Year" shall mean the 12 consecutive month period beginning July 1 each year.

       "Stock Unit" shall mean a non-voting unit of measurement which is deemed solely for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (subject to Section 6) solely for purposes of this Plan.

       "Stock Unit Account" shall refer collectively to a Participant's Deferral Account and Company Contribution Account (if any).

       "Subsidiary" shall mean each corporation, which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which the Company is a component member.

       "Target Bonus" shall mean the "target bonus" established for a Participant by the Committee for each Plan Year as announced to the Participant at the beginning of such Plan Year.

       "Termination Date" with respect to a Participant shall mean the first date that the Participant is no longer employed by the Company or one of its Subsidiaries and, if applicable, is no longer a member of the Board of Directors.

       "Trust" means a grantor trust maintained under the terms of the related Trust Agreement.

       "Trust Agreement" means a trust agreement entered into by and between a Participating Affiliate and the related Trustee with respect to this Plan, as amended from time to time.

       "Trustee" means the entity, which has entered into the related Trust Agreement as trustee of the Trust thereunder, and any duly appointed successor.

3.     PARTICIPATION

       The Committee shall select from the class of Eligible Employees those particular Eligible Employees who will be eligible to defer all or a portion of their Cash Bonuses in accordance with Section 4.1. If the Committee determines in its sole discretion that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or that the inclusion of any Eligible Employee in this Plan could violate any applicable law or jeopardize the status of this Plan as a plan intended to be "unfunded" and "maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Committee takes such action, (ii) prevent the Participant from making future deferral elections, (iii) immediately distribute the Participant's then vested Stock Units and (other than the payment when vested of any of the Participant's unvested Stock Units) terminate the Participant's participation in this Plan, and/or (iv) take such further reasonable action that the Committee deems appropriate in the circumstances.

4.      CONTRIBUTIONS

   4.1  Elections to Defer Cash Bonuses.

        4.1.1  General Rule.  Subject to the minimum deferral provisions in
               Section 4.1.2 below, an Eligible Employee selected in accordance with Section 3 may elect to defer any percentage or dollar amount of his or her Cash Bonus with respect to a Plan Year up to 90% of the amount of such Cash Bonus; provided, however, that (a) such Eligible Employee must file a Cash Bonus deferral election with the Committee, on a form and in a manner prescribed by the Committee, by the earlier of (i) the later of the last business day immediately preceding the Plan Year with respect to which such election is effective or, as to any newly eligible employee, the 30th day following the employee's employment commencement date, or (ii) such other deadline as may be established by the Committee with respect to that Plan Year; and
               (b) no election shall be effective to reduce the Cash Bonus payable to an Eligible Employee for a Plan Year to an amount which is less than the amount that the Company or a Subsidiary is required to withhold from such Eligible Employee's Cash Bonus for such Plan Year for purposes of federal, state and local (if any) income tax, employment tax (including without limitation Federal Insurance Contributions Act (FICA) tax), and other tax withholdings.

       4.1.2 Minimum Deferrals. For each Plan Year during which an Eligible Employee is a Participant, the Committee may establish a minimum amount that must be elected by a Participant pursuant to his or her deferral election in order for the deferral election to be valid with respect to that Plan Year.

       4.1.3 Duration of Cash Bonus Deferral Election. Any Cash Bonus deferral election made under this Section 4.1 shall be irrevocable and shall apply only to the Cash Bonus payable with respect to the Plan Year to which the election relates.

       4.1.4 Suspension of Deferral Elections. Notwithstanding anything else contained herein to the contrary, if a Participant receives a hardship distribution under any plan described in Section 401(k) of the Code maintained by the Company or any of its affiliates, the Participant may not make any deferrals to this Plan during the period required under the hardship distribution rules of the applicable 401(k) plan. Accordingly, any deferral election under this Plan shall be suspended for such period of time.

   4.2 Company Contributions. The Company may determine at any time, in its sole and complete discretion, to grant an award of Stock Units with respect to a Plan Year to one or more Participants under this Plan. Any Stock Units awarded under this Section 4.2 shall be evidenced by an Award Agreement and awarded under the Company's 2003 Performance Award Plan or any similar successor stock plan of the Company. Stock Units credited under this Section 4.2 shall be allocated to the Participant's Company Contribution Account and shall be subject to vesting and the other provisions of the applicable Award Agreement. As to such Stock Units, this Plan is subject to and shall be construed consistently with the applicable terms of the stock plan under which the award was granted and the applicable Award Agreement. Nothing contained in this Section
        4.2 shall be deemed to impose or constitute any obligation on the Committee, the Company or any Subsidiary to make any award hereunder.

5.      STOCK UNIT ACCOUNTS

   5.1 Crediting of Stock Units. The Committee shall establish and maintain a Deferral Account for each Participant who has elected under Section
        4.1.1 to defer a portion of his or her Cash Bonus and a Company Contribution Account for each Participant who has received an award of Stock Units under Section 4.2.

        5.1.1 Deferrals. On or as soon as administratively practical after the applicable Crediting Date for a Participant who has elected to defer his or her Cash Bonus under this Plan with respect to a particular fiscal year, the Committee shall credit such Participant's Deferral Account with a number of Stock Units determined by dividing the amount of such Cash Bonus deferred by the Participant to this Plan by the Fair Market Value of a share of Common Stock as of that Crediting Date.

        5.1.2 Company Contributions. As of the date specified in the applicable Award Agreement, the Committee shall credit the Participant's Company Contribution Account with the number of Stock Units subject to the particular award.

        5.1.3 Subaccounts. The Committee shall establish separate subaccounts under a Participant's Stock Unit Account as necessary or advisable to separately account for Stock Units that are subject to different vesting schedules or different distribution elections.

   5.2 Dividend Equivalents. As of the date on which the Company pays a dividend on its Common Stock (the "Dividend Payment Date"), the Participant's Stock Unit Account shall be credited with additional Stock Units equal in number to (i) the amount of the Dividend Equivalents representing cash dividends paid on that number of shares equal to the aggregate number of Stock Units in the Participant's Stock Unit Account at the start of business as of the relevant dividend record date, divided by (ii) the Fair Market Value of a share of Common Stock as of the Dividend Payment Date.

   5.3 Account Not Funded; No Stockholder Rights. A Participant's Stock Unit Account shall be a memorandum account on the books of the Company.
         The Stock Units credited to a Participant's Stock Unit Account shall be used solely as a device for the determination of the number of shares of Common Stock to be eventually distributed to such Participant in accordance with this Plan. The Stock Units shall not be treated as property or (subject to Section 9.2) as a trust fund of any kind. No Participant shall be entitled to any voting or other stockholder rights with respect to Stock Units granted or credited under this Plan. The number of Stock Units credited and the Common Stock to which the Participant is entitled under this Plan) shall be subject to adjustment in accordance with Section 6 of this Plan.

  5.4 Reduction in Stock Units. A Participant's Stock Unit Account shall be reduced by the number of Stock Units with respect to which payment, distribution or a withdrawal is made, or which are extinguished.

  5.5 Vesting of Stock Units. Stock Units credited to a Participant's Deferral Account are 100 percent vested at all times. Stock Units credited to a Participant's Company Contribution Account shall vest as provided in the applicable Award Agreement. Stock Units credited as Dividend Equivalents shall vest at the same time as the Stock Units to which they relate.

6.    ADJUSTMENTS IN CASE OF CHANGES IN COMMON STOCK

      Upon the occurrence of an Event (as defined below), the Committee shall make adjustments as it deems appropriate in the number and kind of securities or other consideration that may become payable with respect to the Stock Units credited under this Plan. If an Event shall occur and any Stock Units have not been fully vested and paid upon such Event or prior thereto, such Stock Units may become payable in securities or other consideration (the "Restricted Property") rather than in the Common Stock otherwise payable in respect of such Stock Units. Such Restricted Property shall become payable at such time or times (if any) as the related Stock Units become payable in accordance with the applicable Award Agreement and this Plan and shall be subject to the same vesting conditions as such related Stock Units. Notwithstanding the foregoing, to the extent that the Restricted Property includes any cash, the commitment hereunder shall become an unsecured promise to pay an amount equal to such cash (with earnings attributable thereto as if such amount had been invested, pursuant to policies established by the Committee, in interest bearing, FDIC insured (subject to applicable insurance limits) deposits of a depository institution selected by the Committee) at such times and in such proportions as the related Stock Units become payable in accordance with the applicable Award Agreement and this Plan. Notwithstanding the foregoing, the Stock Units and any Common Stock or other securities or property payable in respect of the Stock Units shall continue to be subject to proportionate and equitable adjustments (if any) under this Section 6 consistent with the effect of such events on stockholders generally (but without duplication of benefits if Dividend Equivalents are credited), as the Committee determines to be necessary or appropriate, and in the number, kind and/or character of shares of Common Stock or other securities, property and/or rights payable in respect of Stock Units granted under this Plan. For purposes of this Section 6, "Event" means a liquidation, dissolution, Change in Control Event, merger, consolidation, or other combination or reorganization, or a recapitalization, reclassification, extraordinary dividend or other distribution (including a split up or a spin off of the Company or any significant Subsidiary), or a sale or other distribution of substantially all the assets of the Company as an entirety.

7.     DISTRIBUTIONS

  7.1 In-Service Distribution Elections for Deferrals. At the time of making the election to defer Cash Bonus for a Plan Year pursuant to Section 4.1, the Participant shall designate, on a form and in a manner prescribed by the Committee, the time and manner in which the Stock Units credited with respect to such deferred Cash Bonus will be paid.
       A Participant may make only one payment election for all Cash Bonus deferred pursuant to that election. A payment election pursuant to this
       Section 7.1 shall apply only to the Cash Bonus for the Plan Year with respect to which the related deferral election is effective. A Participant must make a new election pursuant to this Section 7.1 by the deferral election deadline for the related Plan Year, with respect to each Plan Year for which the Participant wants to elect an in-service distribution.

       7.1.1 Timing of In-Service Distributions. The Participant may elect the Plan Year in which payment of the Stock Units credited pursuant to his or her deferrals will be made (or, if installments are elected, that such installment payments will commence); provided, however, that (a) the Participant may not elect a Plan Year that begins less than two (2) years following the end of the Plan Year to which the Cash Bonus deferral election relates, and (b) the Committee shall determine a specific date within the Payment Period of the Plan Year elected by the Participant upon which such payment shall be made (or installment payments shall commence) (an "in-service distribution date").

              If the Participant does not elect an in-service distribution under this Section 7.1.1, or if the Participant's Termination Date occurs prior to the in-service distribution date determined under the foregoing paragraph, the time of payment shall be determined in accordance with Section 7.3.

       7.1.2 Manner of In-Service Distributions. If the Participant elects an in-service distribution under Section 7.1.1, the Participant's election shall also indicate whether the in-service distribution shall be made in:

              (a)  A lump sum payment; or

              (b) Substantially equal annual installments over a period of years elected by the Participant up to a maximum of fifteen
                   (15) years.

              If the Participant elects an in-service distribution under
              Section 7.1.1, but does not specify a payment manner, the Participant shall be deemed to have elected a lump sum payment. The Participant's manner of payment election under this Section
              7.1.2 shall have no effect if the payment of the Participant's benefits is triggered by the Participant's Termination Date.

              If a Participant elects a series of installment payments commencing upon an in-service distribution date under this
              Section 7.1 and such installment payments have commenced prior to the Participant's Termination Date, such installment payments shall continue as scheduled notwithstanding the Participant's termination of employment.

       7.1.3 Elections Irrevocable. Subject to Section 7.7 with respect to distributions for unforeseeable emergencies, no changes may be made to any payment election under this Section 7.1 after such election is filed.

  7.2 In-Service Distribution Elections for Company Contributions. Prior to the deadline for making the election to defer Cash Bonus for a Plan Year as provided in Section 4.1, a Participant may designate, on a form and in a manner prescribed by the Committee, the time and manner in which any Stock Units credited to such Participant's Company Contribution Account with respect to such Plan Year will be paid. A Participant may make only one payment election with respect to such Stock Units. A Participant must make a new election pursuant to this Section 7.2 for any Stock Units credited to his or her Company Contribution Account for any subsequent Plan Year.

       7.2.1 Timing of In-Service Distributions. The Participant may elect one of the following payment dates (or, if installments are elected, payment commencement dates) for the payment of Stock Units credited to his or her Company Contribution Account:

              (a) on or following the date or dates on which such Stock Units vest in accordance with the applicable Award Agreement (each such payment to be made in a lump sum), provided, however that any such payment shall be made on a date selected by the Committee within the next Payment Period following such vesting date(s);

              (b) any Plan Year elected by the Participant that begins at least four (4) years following the end of the Plan Year with respect to which the Stock Units were credited under Section 4.2; provided, however, that (a) any such Stock Units that have not vested as of the date elected by the Participant shall be paid only if and when such Stock Units vest, and
                   (b) the Committee shall determine a specific date within the Payment Period of the Plan Year elected by the Participant upon which payment shall be made (or installment payments shall commence); or

              (c)  after the Participant's Termination Date in accordance with
                   Section 7.3 (to the extent such Stock Units have vested in accordance with the applicable Award Agreement).

               If the Participant does not elect a payment date under this
               Section 7.2.1, payment shall be made (or, if installments are elected, payment shall commence) on or following the date(s) (if any) on which the Stock Units vest in accordance with the applicable Award Agreement as provided under clause
               (a) of this Section 7.2.1 above.

       7.2.2 Manner of In-Service Distributions. If the Participant elects a payment date under Section 7.2.1(b), the Participant's election shall also indicate whether the payment shall be made in:

               (a)  A lump sum payment; or

               (b) Substantially equal annual installments over a period of years elected by the Participant up to a maximum of fifteen
                    (15) years.

               If the Participant elects a payment date under Section 7.2.1(b), but does not specify a payment manner, the Participant shall be deemed to have elected a lump sum payment. The Participant's manner of payment election under this Section 7.2.2 shall have no effect if the payment of the Participant's benefits is triggered by the Participant's Termination Date.

               If a Participant elects a series of installment payments commencing upon a payment date elected under Section 7.2.1(b) and such installment payments have commenced prior to the Participant's Termination Date, such installment payments shall continue as scheduled notwithstanding the Participant's termination of employment.

       7.2.3 Elections Irrevocable. Subject to Section 7.7 with respect to distributions for unforeseeable emergencies, no changes may be made to any payment election under this Section 7.2 after such election is filed.

  7.3  Termination Distribution Elections.

       7.3.1 Timing of Termination Distributions. If any payment of Stock Units under this Plan is triggered by a Participant's Termination Date, the date on which such payment shall be made (or installment payments shall commence) shall be determined as follows:

               (a) If the Participant's Termination Date does not occur within a Payment Period, the payment date shall be a date specified by the Committee that occurs within the next Payment Period.

               (b) If the Participant's Termination Date occurs within a Payment Period, the payment date shall be a date specified by the Committee that occurs within the next Payment Period that follows such Payment Period.

       7.3.2 Manner of Termination Distributions. Concurrently with the making of a distribution election under Section 7.1 and/or 7.2, each Participant shall designate, on a form and in a manner prescribed by the Committee, the manner in which the Participant's Stock Units under the Plan to which such distribution election relates shall be paid in the event of the Participant's termination of employment or service with the Company and its Subsidiaries.
               Each Participant may elect one of the following options:

               (a)  A lump sum payment; or

               (b) Substantially equal annual installments over a period of years elected by the Participant up to a maximum of fifteen
                    (15) years.

                A Participant's election under this Section 7.3.2 shall apply to all of a Participant's Stock Units that are credited with respect to a particular Plan Year for which payment is triggered by the Participant's Termination Date. If a Participant does not specify a manner of payment, the Participant shall be deemed to have elected a lump sum payment.

       7.3.3 Elections Irrevocable. Subject to Section 7.7 with respect to distributions for unforeseeable emergencies, no changes may be made to any payment election under this Section 7.3 after such election is filed.

 7.4 Form of Payment; Share Limit. Except as provided below in this Section 7.4, Stock Units credited to a Participant's Stock Unit Account, to the extent such Stock Units are then vested, shall be distributed in the form of an equivalent number of whole shares of Common Stock in the time and manner provided in this Section 7. The Committee shall have discretion to pay Stock Units attributable to Dividend Equivalents in cash. Fractional share interests shall be disregarded but may be cumulated or, in the Committee's discretion, paid in cash. The Board has authorized the delivery of a maximum of 500,000 shares of Common Stock (subject to adjustment pursuant to Section 6) with respect to Stock Units credited to Participants' Deferral Accounts. To the extent that all such authorized shares (plus any additional shares of Common Stock that the Board may from time to time authorize for delivery with respect to Stock Units credited to Deferral Accounts under this Plan) have been used in payment of such Stock Unit obligations under this Plan, the Committee shall satisfy any remaining Deferral Account Stock Unit obligations in cash. To the extent that any Stock Unit is to be paid in cash pursuant to this Section 7.4, the amount of any cash payment made pursuant to this Section 7.4 with respect to such Stock Unit shall equal the most recent Fair Market Value of a share of Common Stock as of the date of payment. The Participant's Stock Unit Account will continue to be credited with Dividend Equivalents pursuant to
       Section 5.2, until the number of Stock Units credited to his or her Stock Unit Account (after reduction pursuant to Section 5.4) reaches zero.

  7.5 Death of Participant. In the event that a former Participant dies while receiving installment payments under this Plan or with an installment payment election in effect under this Plan, the balance of the Participant's vested Stock Units shall be paid to the Participant's Beneficiary, in the form of a lump sum payment, as soon as administratively practical after the date the Company is notified of the Participant's death.

  7.6 Section 162(m) Limitation. Notwithstanding anything herein to the contrary, if the Committee determines in good faith that there is a reasonable likelihood that any benefits paid to a Participant for a taxable year of the respective Participating Affiliate would not be deductible by the Participating Affiliate solely by reason of the limitation under Section 162(m) of the Code, then, to the extent reasonably deemed necessary by the Committee to ensure that the entire amount of any distribution to the Participant pursuant to this Plan is deductible, the Committee may defer all or any portion of a distribution under this Plan. The amounts so deferred shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Committee in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Participating Affiliate during which the distribution is made will not be limited by Section 162(m) of the Code.

  7.7  Distributions for Unforeseeable Emergencies.

       7.7.1 General. A Participant (or former Participant) may request a distribution for an Unforeseeable Emergency (as defined below) without penalty. Such distribution for an Unforeseeable Emergency shall be subject to approval by the Committee and may be made only to the extent necessary to satisfy such emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) and only from vested Stock Units credited to his or her Stock Unit Account. The Committee may treat a distribution as necessary to satisfy the hardship if it relies on the Participant's written representation, unless the Committee has actual knowledge to the contrary, that the hardship cannot reasonably be relieved (1) through reimbursement or compensation by insurance or otherwise or (2) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Notwithstanding the foregoing, a Participant may receive a distribution for an Unforeseeable Emergency under this Plan prior to a hardship withdrawal under any plan described in
                Section 401(k) of the Code.

       7.7.2    Definition of Unforeseeable Emergency. For purposes of this
                Section 7.7, an "Unforeseeable Emergency" shall mean a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, (ii) loss of the Participant's property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee in its sole discretion.

       7.7.3 Order of Distribution. If a Participant with multiple distribution subaccounts receives an Unforeseeable Emergency distribution from his or her Accounts, his or her distribution subaccounts shall be reduced by the amount of the distribution in the following order:

                (a) the vested portion of the Participant's distribution subaccounts for which an in-service distribution was elected in accordance with Section 7.1.1 or 7.2.1(a) or
                     (b) shall be reduced, with the distribution subaccounts having the earliest in-service payment dates being reduced first;

                (b) the vested portion of the Participant's distribution subaccounts for which the Participant elected a Termination Date distribution shall be reduced.

                If two or more distribution subaccounts are to be reduced at the same time in accordance with the preceding sentence, the distribution subaccounts(s) to be paid in the form of a lump sum shall be reduced first.

   7.8 Inability to Locate Participant. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the Participant's Termination Date, or if later, within two years following the date on which benefits hereunder are to commence, the amount allocated to the Participant's Stock Unit Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefits, such benefits shall be reinstated without interest or Dividend Equivalents.

8. ADMINISTRATION

   8.1 Committee. The Committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

   8.2 Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

   8.3 Powers and Duties of the Committee. The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

         (a)   To construe and interpret the terms and provisions of this Plan;

         (b) To compute and certify to each Participating Affiliate and to any Trustee the amount and kind of benefits payable to Participants and their Beneficiaries, and to determine the time and manner in which such benefits are paid;

         (c) To maintain all records that may be necessary for the administration of the Plan;

         (d) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

         (e) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

         (f) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;

         (g) To authorize all disbursements by a Participating Affiliate and any Trustee pursuant to this Plan and any Trust; and

         (h) To direct each Trustee concerning the performance of various duties and responsibilities under the related Trust.

   8.4 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to Participating Affiliates and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

   8.5 Information. To enable the Committee to perform its functions, each Participating Affiliate shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

   8.6   Compensation, Expenses and Indemnity.

         8.6.1 No Compensation. The members of the Committee shall serve without compensation for their services hereunder.

         8.6.2 Legal Counsel; Administrative Expenses. The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

         8.6.3 Indemnification. To the extent permitted by applicable state law, the Company and each of the other Participating Affiliates shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of a Participating Affiliate against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by a Participating Affiliate or provided by a Participating Affiliate under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

    8.7 Annual Statements. Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant's Stock Unit Accounts on no less than an annual basis.

9.  MISCELLANEOUS

    9.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of any Participating Affiliate. No assets of any Participating
          Affiliate shall be held under any trust (except as provided in Section 9.2), or held in any way as collateral security for the fulfilling of the obligations of any Participating Affiliate under this Plan. Any and all of each Participating Affiliate's assets shall be, and remain, the general unpledged, unrestricted assets of the Participating Affiliate. Each Participating Affiliate's obligations under the Plan shall be merely that of an unfunded and unsecured promise of the Participating Affiliate to pay money in the future to those persons to whom the Participating Affiliate has a benefit obligation under this Plan (as determined in accordance with the terms hereof), and the respective rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

    9.2 Trust Arrangement. Notwithstanding Section 9.1, a Participating Affiliate may at any time transfer assets representing all or any portion of a Participant's Stock Unit Accounts to a Trust to be held and invested and reinvested by the Trustee pursuant to the terms of the Trust Agreement. However, to the extent provided in the Trust Agreement only, such transferred amounts shall remain subject to the claims of general creditors of the Participating Affiliate that established the Trust. To the extent that assets representing a Participant's Stock Unit Accounts are held in a Trust when his or her benefits under the Plan become payable, the Participating Affiliate that is liable for the payment of such benefits may direct the Trustee (if that Participating Affiliate established a Trust) to pay such benefits to the Participant from the assets of the Trust.

    9.3 Restriction Against Assignment. The respective Participating Affiliate shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Stock Unit Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Stock Unit Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any Beneficiary or successor in interest in such manner as the Committee shall direct.

   9.4    Withholding.

          9.4.1 Deferrals. The Company (or any Subsidiary by which the Participant is or was employed) may, in its reasonable discretion, satisfy any state or federal employment tax withholding obligation with respect to any Cash Bonus deferred under the Plan by either (a) deducting such amounts from any compensation payable by the Company (or Subsidiary) to the Participant, or (b) reducing the Participant's deferral amount by the amount necessary to satisfy the withholding obligation.

          9.4.2 Company Contributions. The Company (or any Subsidiary by which the Participant is or was employed) may, in its reasonable discretion, satisfy any state or federal employment tax withholding obligation with respect to the vesting of Stock Units credited to the Participant's Company Contribution Account by either (a) deducting such amounts from any compensation payable by the Company (or a Subsidiary) to the Participant, or (b) reducing the vested portion of the Participant's Company Contribution Account by the amount necessary to satisfy such withholding obligation.

          9.4.3 Distributions. There shall be deducted from each payment or distribution made under the Plan, or any other compensation payable to the Participant (or Beneficiary), all taxes which are required to be withheld by the Company (or a Subsidiary) in respect to such payment or distribution or this Plan. The Company (or the Subsidiary by which the Participant is or was employed) shall have the right to reduce any payment or distribution (or other compensation) by the amount of cash and/or shares of Common Stock sufficient to provide the amount of said taxes. To the extent that any shares of Common Stock are withheld, the determination of the appropriate number of shares required to satisfy all or a portion of any such tax will be based on the Fair Market
                  Value of a share of Common Stock on the day prior to the date of distribution. If the Company (or a Subsidiary), for any reason, elects not to (or cannot) satisfy the withholding obligation from the amounts otherwise payable or the shares of Common Stock otherwise distributable under this Plan, the Participant shall pay or provide for payment in cash of the amount of any taxes which the Company (or a Subsidiary) may be required to withhold with respect to the benefits hereunder.

   9.5 Amendment, Modification, Suspension or Termination. The Board or the Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant's Stock Unit Account. In the event that this Plan is terminated, the amounts credited to a Participant's Stock Unit Account shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within thirty (30) days following the date of termination. A Participating Affiliate may elect to terminate its status as such at any time and, in such event, (1) such termination shall not affect the Participating Affiliate's obligations under this Plan with respect to amounts previously credited and/or deferred under this Plan (including earnings thereon) for which the Participating Affiliate is liable, and (2) the Participating Affiliate may elect to settle its obligations under this Plan by a cash lump sum payment to the respective Participants within thirty (30) days of such termination.

   9.6 Governing Law; Severability. This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

   9.7 Receipt or Release. Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Company and its Subsidiaries, and the Trustee. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

   9.8 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and its Subsidiaries.

   9.9 No Right to Employment. Participation in this Plan shall not give any person the right to continued employment or service or any rights or interests other than as herein provided. No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Plan.

   9.10 Compliance with Laws. This Plan and the offer, issuance and delivery of shares of Common Stock and/or the payment of money through the deferral of compensation under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, agency or any regulatory or governmental authority as may, in the opinion of counsel for the Company or a Subsidiary, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company or a Subsidiary, provide such assurances and representations to the Company or the Subsidiary as the Company or the Subsidiary may deem necessary or desirable to assure compliance with all applicable legal requirements.

    9.11 Plan Construction. It is the intent of the Company that transactions pursuant to this Plan satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3") so that, to the extent elections are timely made, the crediting of Stock Units, the distribution of shares of Common Stock and any other event with respect to Stock Units under the Plan will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.

    9.12 Headings, etc. Not Part of Agreement. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

    9.13 Government and Other Regulations. The obligations of the Company and each other Participating Affiliate to issue or transfer and deliver shares of Common Stock with respect to Stock Units credited to Participant's Stock Unit Accounts under the Plan shall be subject to
          (a) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such issue or transfer, (b) the condition that the shares of Common Stock authorized to be issued hereunder shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of Common Stock may then be listed and (c) all other applicable laws, regulations, rules and orders which shall then be in effect.

   9.14   Claims Procedure.

          9.14.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the benefits payable to such Claimant pursuant to this Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

          9.14.2 Notification of Decision. The Committee shall consider a Claimant's claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

                  (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

                  (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

                        (i) the specific reason(s) for the denial of the claim, or any part of it;

                        (ii) specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

                        (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

                        (iv) an explanation of the claim review procedure set forth in Section 9.14.3; and

                        (v) a statement of the Claimant's right to bring an arbitration pursuant to Section 9.14.6 or, to the extent required by law, a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

          9.14.3 Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant's duly authorized representative):

                   (a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

                   (b)   may submit written comments or other documents; and/or

                   (c) may request a hearing, which the Committee, in its sole discretion, may grant.

         9.14.4 Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant's written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

                   (a)   specific reasons for the decision;

                   (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;

                   (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits; and

                   (d) a statement of the Claimant's right to bring a civil action under ERISA Section 502(a).

         9.14.5 Pre and Post-Change in Control Procedures. With respect to claims made prior to the occurrence of a Change in Control Event, a Claimant's compliance with the foregoing provisions of this Section 9.14 is a mandatory prerequisite to a Claimant's right to commence arbitration pursuant to Section
                   9.14.6 with respect to any claim for benefits under this Plan. With respect to claims made upon and after the occurrence of a Change in Control Event, the Claimant may proceed directly to arbitration in accordance with Section
                   9.14.6 and need not first satisfy the foregoing provisions of this Section 9.14.

         9.14.6 Arbitration of Claims. All claims or controversies arising out of or in connection with this Plan, that the Company or any Subsidiary may have against any Claimant, or that any Claimant may have against the Company or any Subsidiary or against any of their respective officers, directors, employees or agents acting in their capacity as such, shall, subject to the initial review provided for in the foregoing provisions of this Section 9.14 that are effective with respect to claims brought prior to the occurrence of a Change in Control Event, be resolved through arbitration as provided in this Section
                  9.14.6. The decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company, any Participating Affiliate and the Claimant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. With respect to claims arising upon or following the occurrence of a Change in Control Event (but not with respect to any determination made by the Committee prior to the Change in Control Event), the arbitrator shall review de novo any claim previously considered by the Committee pursuant to this
                  Section 9.14.

                  Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be conducted in Orange County, California before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor ("JAMS"), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure ss.ss. 1280 et seq. as the exclusive forum for the resolution of such dispute. The party desiring to initiate arbitration shall do so by sending written notice of an intention to arbitrate to the other party, which notice shall include a description of the nature of all claims or controversies asserted and a description of the facts upon which such claims are based. Pursuant to California Code of Civil Procedure ss. 1281.8, provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator's award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Plan.

                  All forum costs of the arbitration (including, but not limited to, the fees and expenses of the arbitrator) shall be advanced and borne by the Company. Further, the fees and expenses of the counsel for the Claimant as to any claim arising upon or after a Change in Control Event shall be advanced and borne by the Company; provided, however, that if it is determined by the arbitrator that the Claimant did not commence the arbitration in good faith and had no reasonable basis therefore, the Claimant shall repay to the Company all amounts advanced by the Company to cover the Claimant's fees and expenses of counsel and shall reimburse the Company for its reasonable legal fees and expenses (other than forum costs) in connection with the arbitration.

                  The arbitrator shall interpret this Plan, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose or applicable federal law (any such law to be applicable only to the extent consistent with Section 9.6). In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Plan. The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Plan, including but not limited to, any claim that all or any part of this Plan is voidable.

                  The arbitrator shall have authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

         IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer effective as of July 30, 2004.

                                  CORINTHIAN COLLEGES, INC.


                                  By: /s/ Dennis Devereux

                                  Print Name: Dennis Devereux

                                  Its: EVP, Administrative Services